UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2017

SCIENTIFIC GAMES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-13063	81-0422894
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6650 S. El Camino Road, Las Vegas, Nevada 89118

(Address of registrant’s principal executive office)

(702) 897-7150

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CPR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2017, Scientific Games Corporation (the “Company”) announced the appointment of Karin-Joyce (“KJ”) Tjon to the position of Chief Operating Officer (“COO”) and President of the Company, effective as of February 13, 2017 (the “Effective Date”). As COO, Ms. Tjon will be responsible for overseeing the Lottery and Gaming divisions and for driving the Company’s organizational strategy, business development, international expansion and fiscal discipline. She will report to Kevin Sheehan, the Company’s Chief Executive Officer.

Ms. Tjon, 54, has extensive global financial management and leadership experience, most recently as Executive Vice President and Chief Financial Officer at Epiq Systems, Inc., a worldwide provider of legal services and technology. She previously served from 2011 to 2014 as the Chief Financial Officer of Hawker Beechcraft Corporation (“HBC”), an international manufacturer of business and special mission aircraft. Prior to HBC, she served for almost 10 years as Director, Senior Director and Managing Director at Alvarez & Marsal, LLC, a leading independent global professional services firm specializing in business turnaround and performance improvement. Ms. Tjon holds an MBA in management and finance from Columbia University’s Graduate School of Business and a bachelor’s degree in organizational behavior and management from Ohio University.

Employment Agreement with Ms. Tjon

The Company has entered into an employment agreement (the “Employment Agreement”) with Ms. Tjon. The term of Ms. Tjon’s Employment Agreement begins on the Effective Date and extends through December 31, 2019, subject to automatic extension for an additional year at the end of the term and each anniversary thereof unless timely notice of non-renewal is given by either the Company or Ms. Tjon.

Under the Employment Agreement, Ms. Tjon will receive an annual base salary of $750,000 and will have the opportunity to earn up to 75% of her base salary as incentive compensation (“Target Bonus”) upon achievement of target level performance goals for a given year and the opportunity to earn up to 200% of her Target Bonus amount upon achievement of maximum performance goals for a given year. For 2017, Ms. Tjon’s incentive compensation will be pro-rated, based on the number of days Ms. Tjon will be employed by the Company in 2017, but in no event will it be less than $281,250. During her term of employment, Ms. Tjon will be eligible to receive annual equity awards currently expected to have a grant date value targeted at approximately 125% of her base salary, generally at the discretion of the Compensation Committee of the Board in accordance with the Company’s plans and programs for senior executives of the Company. In 2017, Ms. Tjon will receive sign-on equity awards consisting of 100,000 performance-conditioned restricted stock units that will vest based on achievement of specified performance conditions over a three-year period (the “Sign-On Award”). The Sign-On Award was approved as an employment inducement grant pursuant to NASDAQ Listing Rule 5635(c)(4). Ms. Tjon is also entitled to reimbursement for her relocation to Las Vegas, Nevada to work from the Company’s headquarters.

If Ms. Tjon’s employment is terminated by the Company without “Cause” or by Ms. Tjon for “Good Reason” (as such terms are defined in the Employment Agreement) or if the Company provides Ms. Tjon with a notice of non-renewal of the term of the Employment Agreement, then she would be entitled to receive: (i) a pro rata bonus (if any) for the year of termination; (ii) an amount equal to one times the sum of her base salary and “severance bonus amount” (generally, an amount equal to the highest annual incentive compensation (if any) paid to Ms. Tjon in respect of the two most recent fiscal years but not more than her Target Bonus for the year of termination); (iii) full vesting of her equity awards, subject to the satisfaction of any applicable performance criteria, and subject to express language in the applicable award agreement otherwise; and (iv) payment of COBRA premiums for up to 12 months, less the amount of employee contributions for similarly-situated active employees, if Ms. Tjon elects to continue medical coverage under the Company’s group health plan in accordance with COBRA. With respect to the Sign-On Award, if Ms. Tjon’s employment is terminated by the Company without Cause or by Ms. Tjon for Good Reason after the 18 month anniversary of the grant date and prior to the end of the performance period, the Sign-On Award will remain outstanding and either all or a portion will be eligible to vest as if Ms. Tjon had remained employed throughout the performance period, on a pro-rata basis based on achievement of the performance goals during both the period in which Ms. Tjon was employed and also during the remainder of the performance period. If Ms. Tjon’s employment is terminated by the Company without Cause or by Ms. Tjon for Good Reason upon, or within one year after, a “Change in Control” (as such term is defined in the Employment Agreement), then she would be entitled to receive the payments and benefits described above, except that the amount set forth in clause (ii) would be multiplied by two. The Employment Agreement provides for a “best net cutback” in the event any payments or benefits to Ms. Tjon would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

In the event of Ms. Tjon’s death, her beneficiary or estate would be entitled to receive any benefits that may be payable under any life insurance benefit of Ms. Tjon for which the Company pays premiums. In the event Ms. Tjon’s employment is terminated due to her “Total Disability” (as such term is defined in the Employment Agreement), she would be entitled to receive any amounts due under any Company disability policy.

The Employment Agreement also contains, among other things, covenants imposing certain obligations on Ms. Tjon with respect to confidentiality and proprietary information, and restricting her ability to engage in certain activities in competition with the Company, or solicit employees and/or customers of the Company, during her employment and for a period of 12 months after termination.

The foregoing summary is qualified in its entirety by the complete text of the Employment Agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 (the “10-Q”), and the complete text of the form of the Sign-On Award agreement, which will be filed with the 10-Q or the Registration Statement on Form S-8, to be filed by the Company in connection with such award.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

Date: February 17, 2017	By:	/s/ Michael A. Quartieri
		Name:	Michael A. Quartieri
		Title:	Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary